Exchange Act File No.



                                 FORM 8-A



                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, DC  20549

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                  PURSUANT TO SECTION 12(b) OR (g) OF THE

                      SECURITIES EXCHANGE ACT OF 1934



                               NAVIDEC, INC.
          (Exact name of registrant as specified in its charter)

Colorado                                     33-0502730
(State of incorporation                      (I.R.S. Employer
or organization)                             Identification No.)

14 Inverness Drive, Bldg. F, Suite 116, Englewood, Colorado 80112
(Address of principal executive offices)              Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:



                                             Name of each
                                             exchange on
Title of each class                          which each class is
to be so registered:                         to be registered:

None.                                        None.


Securities to be registered pursuant to Section 12(g) of the Act:

(1)  Common Stock, No Par Value
(2)  Common Stock Purchase Warrants





Item 1.  Description of Registrant's Securities to be Registered.

a.   Capital Stock.

     Common Stock.

     The Company is authorized to issue 20,000,000 shares of Common Stock, no par value. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds available therefor, subject to any priority as to dividends for any preferred stock that may be outstanding. Holders of Common Stock are entitled to cast one vote for each share held at all stockholder meetings for all purposes including the election of directors. Cumulative voting for the election of directors is not permitted. The holders of a majority of the Common Stock issued and outstanding and entitled to vote, in person or by proxy, constitute a quorum at meetings of stockholders and the vote of the holders of a majority of Common Stock present at such a meeting will decide any question brought before such meeting, except for certain actions such as amendments to the Company's Articles of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. Upon liquidation or dissolution, the holder of each outstanding share of Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to such stockholder after the payment of all debts and other liabilities and after distributions to preferred stockholders, if any, legally entitled thereto. No holder of Common Stock has any preemptive or preferential rights to purchase or subscribe for any part of any unissued or any additional authorized stock or any securities of the Company convertible into shares of its stock, nor does any holder of Common Stock have redemption or conversion rights. The outstanding shares of Common Stock are, and the Common Stock are, and the Common Stock offered hereby will be when issued and paid, fully paid and nonassessable.

b.   Warrants and Rights.

     Common Stock Purchase Warrants.

     Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price equal to 120% of the initial offering price of the Unit, subject to adjustment, for a period of five years commencing from the date of the Company Prospectus. No holder of Warrants, as such, will be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Warrants have been duly exercised and the purchase price has been paid in full.
Each warrant will be redeemable by the Company for $.05 per Warrant at any time commencing one year after the effective date of its Prospectus ("Effective Date") (which period may be reduced or waived by the Company or Representative in its sole discretion), upon thirty days' prior written notice, at any time when the closing price per share of Common Stock for twenty consecutive trading days within the thirty-day period prior to the date notice of redemption is given equals or exceeds 140% of the initial public offering price of the Unit and at such time there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. In the event the Company gives notice of its intention to redeem, a holder may exercise his Warrants within the period set forth in the notice of redemption or they will be redeemed upon payment of the redemption price. The Warrants will be entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock delivered upon the exercise thereof upon the occurrence of certain events, such as stock dividends, stock splits, recapitalizations, consolidations or mergers.

     The Warrants will be exercisable only when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered them, or is not exempt from registration, such that the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or let them expire unexercised.

     Holders of the Warrants may be able to sell the Warrants if a market develops rather than exercise them.

     Each Warrant will be exercisable by surrendering the Warrant certificate, with the formal subscription form on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. Prior to their expiration or redemption by the Company, the Warrants will be exercisable from time to time in whole or in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

Item 2.  Exhibits.

1. Copies of the latest registration statement filed pursuant to Section 12(b) or (g) of the Act.

Incorporated by reference to the SB-2 Registration Statement
Amendment No. 2 filed with the Securities and Exchange Commission dated December 2, 1996.

2. Copies of all current, quarterly or semi-annual reports filed pursuant to Section 13 or 15(d).

None.

3. Copies of the latest definitive proxy statement or information statement filed with Commission.

None.

4.   Copies of charter and bylaws.

Incorporated by reference to the SB-2 Registration Statement
Exhibits 3.1, 3.2 filed with the Securities and Exchange
Commission dated October 18, 1996 (File No. 33-14497).

5. Specimens or copies of each security to be registered hereunder.

Incorporated by reference to the SB-2 Registration Statement
Exhibit 4.2 filed with the Securities and Exchange Commission dated October 18, 1996 (File No. 33-14497).

Incorporated by reference to the SB-2 Registration Statement
Amendment No. 2 Exhibit 4.1, filed with the Securities and
Exchange Commission dated December 2, 1996 (File No. 33-14497).

6. Copies of last annual report submitted to stockholders by the registrant or its predecessors.

None.


                                 SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Form 8-
A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              REGISTRANT

                              NAVIDEC, INC.


Dated: January 28, 1997            By: /s/ Ralph Armijo
                                   Ralph Armijo
                                   President and Chief Executive
                                   Officer